As filed with the Securities and Exchange Commission on April 28, 1999
                                                      Registration No. 333-67353

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549
                             -------------------------

                                 Amendment No. 1 to


                                      FORM S-3
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -------------------------
                            MEDICAL GRAPHICS CORPORATION
               (Exact name of registrant as specified in its charter)


               MINNESOTA                                  41-1316712
     (State or other jurisdiction of                   (I.R.S. Employer
     incorporation or organization)                    Identification No.)

                                350 Oak Grove Parkway
                             Saint Paul, Minnesota 55127
                                    (651) 484-4874
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                              -------------------------
                                  Richard E. Jahnke
                          President, Chief Executive Officer
                             Medical Graphics Corporation
                                350 Oak Grove Parkway
                             Saint Paul, Minnesota  55127
                                    (651) 484-4874
         (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              -------------------------
                                      COPIES TO:
                              Thomas G. Lovett IV, Esq.
                              Kristin L. Johnson, Esq.
                             Lindquist & Vennum P.L.L.P.
                                   4200 IDS Center
                                80 South Eighth Street
                            Minneapolis, Minnesota  55402
                              Telephone:  (612) 371-3211
Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / / If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering:   / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: / /
If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:   / /



                                                       CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                          Proposed      Proposed
                                                                                          Maximum       Maximum
                                                                          Amount to be    Offering     Aggregate     Amount of
                          Title of Each Class of                           Registered      Price        Offering    Registration
                       Securities to be Registered                                        Per Unit       Price          Fee
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.05 par value  . . . . . . . . . . . . . . . . . . . .     3,140,908     $0.8125(1)  $1,123,958(1)    $313(2)
---------------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of determining the registration fee and based on the closing price of the Company's Common Stock on the Nasdaq SmallCap Market on November 12, 1998 pursuant to Rule 457(c). Pursuant to Rule 429(b), the Prospectus contained in this Registration Statement is a combined Prospectus that relates to Registration Statements Nos. 333-32467 and 333-41721.

(2) The Company paid a total of $522 for the registration of 666,667 shares with Registration No. 333-32467 and $923 for the registration of 1,090,908 shares with Registration No. 333-41721. In both cases, such shares have been adjusted for the Company's June 1998 3-for-2 stock split. Accordingly, the fee being paid with this filing reflects only the 1,383,333 new shares being covered by this Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT A SOLICITATION TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                SUBJECT TO COMPLETION
                                    APRIL 28, 1999

                             MEDICAL GRAPHICS CORPORATION

                                 3,140,908 SHARES OF
                                     COMMON STOCK

     These shares of our common stock are being sold by the following selling shareholders. We will not receive any part of the proceeds from the sale.



     Name                                              Shares to be Sold
     ----                                              -----------------
     -  FAMCO II LLC                                         2,163,636
     -  Special Situations Fund III L.P.                       272,727
     -  Special Situations Private Equity Fund L.P.            363,636
     -  Special Situations Cayman Fund L.P.                     90,909
     -  Compumedics Sleep Pty Ltd.                             250,000



     These shares represent approximately 44.2 percent of the common stock we would have outstanding after these shares are sold.
     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "MGCC." The reported last sale price of the common stock on April 23, 1999, was $1.00 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                   APRIL  28, 1999

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

ABOUT MEDGRAPHICS

     Medical Graphics Corporation designs products and related software that assist health care professionals in the prevention, early detection and cost-effective treatment of heart and lung disease and the evaluation of sleep
disorders.    MedGraphics products include pulmonary testing equipment,
cardiopulmonary exercise testing systems and computerized sleep diagnostic systems.

     Our executive offices are located at 350 Oak Grove Parkway, Saint Paul, Minnesota 55127. Our telephone number is (651) 484-4874.

THE OFFERING

     The selling shareholders listed on the cover of this prospectus are offering 3,140,908 shares of common stock. The selling shareholders are described in the section "Selling Shareholders."


Common stock offered by selling shareholders....................  3,140,908
Common stock outstanding after sale by selling shareholders.....  7,113,620
Nasdaq SmallCap Symbol..........................................       MGCC


USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock. See "Use of Proceeds."

RISK FACTORS

     This offering involves substantial investment risk and the shares should be purchased only by persons who can afford the loss of their entire investment. For a description of these risks, please see "Risk Factors."

                     ------------------------------------------

     THE FOLLOWING UNITED STATES REGISTERED TRADEMARKS APPEAR IN THIS PROSPECTUS AND ARE OWNED BY MEDGRAPHICS: MEDGRAPHICS AND CPX EXPRESS. WINDOWS IS A TRADEMARK OF MICROSOFT CORPORATION.

                        -------------------------------------

                                     RISK FACTORS

     Investing in our common stock is risky. In addition to the other information in this prospectus, you should consider the following risks in deciding whether to invest in our common stock.

WE HAVE INCURRED LOSSES IN EACH OF THE PAST FOUR YEARS.

     We have experienced net losses of 1,576,000, $5,112,000, $8,361,000 and $1,731,000 for the years ended December 31, 1998, 1997, 1996 and 1995, respectively. Although we achieved profitability in the fourth quarter of 1998, we have not been able to achieve sustained profitability. We may incur losses in the future.

WE ARE DEPENDENT UPON BANK FINANCING FOR OUR WORKING CAPITAL NEEDS.

     At December 31, 1998, we had a bank working capital line of credit that provides for total borrowings of up to $4,100,000, based on available collateral, at the discretion of the lender and expires March 31, 2000. We are dependent upon this credit facility to meet our working capital requirements. Total borrowings outstanding under the credit agreement are secured by our accounts receivable and inventories. The credit agreement contains certain restrictive covenants as well as limitations on capital expenditures and payment of dividends. We did not achieve technical compliance with all the 1998 performance ratios stated in the credit agreement and amended our credit agreement on several occasions to achieve compliance. The bank has waived all violations and at December 31, 1998, we were in compliance with the credit agreement. While we believe that our cash and cash equivalents and borrowings available under this line of credit will be sufficient to fund our operations through at least December 1999, there can be no assurance that our operations will perform as management anticipates.

OUR INTERNATIONAL REVENUES HAVE DECLINED OVER THE PAST SEVERAL YEARS. WE RELY UPON DISTRIBUTORS TO SELL OUR PRODUCT INTERNATIONALLY.

     Our sales outside North America have decreased to 13.1% of revenue in 1998 from 26.7% in 1996. Our international sales have declined since the closing of our German subsidiary in late 1996 and 1997. The decline has generally affected all our product categories. We do not expect foreign sales to increase significantly until we successfully rebuild our international distribution network.

     During 1998, we used approximately 33 international sales organizations to sell our products into 45 countries. Sales into foreign countries involve certain risks not ordinarily associated with domestic business, including fluctuations in exchange rates which may affect sales even when all products are denominated in United States dollars, reliance upon distributors and fluctuations in sales resulting from changes in local economies.

THE MARKET FOR OUR PRODUCTS IS VERY COMPETITIVE.

     The industry for companies selling cardiopulmonary diagnostic systems and sleep disorders diagnostic systems is competitive. Our competitors include large medical companies, some of which have greater financial and technical resources and broader product lines than us. We believe that the principal competitive factors in its markets are product features, price, quality, customer service, performance, market reputation, breadth of product offerings and effectiveness of sales and marketing efforts.

     Our success depends on our ability to anticipate changes in technology and industry standards, to develop and successfully introduce new and enhanced products on a timely basis and to promote market acceptance of such products. There are a number of companies that currently offer, or are in the process of developing, products that compete with products offered by us. Some of these competitors may have greater capital resources, research and development staffs and experience in the medical device industry, including experience with respect to regulatory compliance in the development, manufacturing and sale of medical products similar to those offered by us. We believe the principal competitors for our traditional products are SensorMedics Corporation, a subsidiary of Thermo Electron Corporation and Erich Jaeger GmbH & Co. In April 1998, Thermedics Inc., a publicly held subsidiary of Thermo Electron Corporation announced it had signed a non-binding letter of intent to acquire Jaeger.

     We believe that our principal competitors in the sleep diagnostic market are SensorMedics, Healthdyne Technologies, Inc. and Nellcor Puritan Bennett. There can be no assurance that some of these competitors will not succeed in developing technologies and products that are more effective than those currently used or produced by us or that would render some products offered by us obsolete or non-competitive.

     Competition based on price is expected to become an increasingly important factor in customer purchasing patterns as a result of cost containment pressures on, and consolidation in, the health care industry. This competition has exerted, and is likely to continue to exert, downward pressure on the prices we are able to charge for our products. There can be no assurance that we will be able to offset such downward price pressure through corresponding cost reductions. Any failure to offset such pressure could have an adverse effect on our business, results of operations or financial condition.

WE RELIED UPON PRIVATE FINANCING IN 1997 AND 1998 TO MEET OUR WORKING CAPITAL NEEDS AND REMAIN IN COMPLIANCE WITH NASDAQ SMALLCAP CAPITAL REQUIREMENTS. WE MAY BE REQUIRED TO RAISE MONEY IN THIS MANNER AGAIN.

     During 1997 and 1998, we raised money for working capital in the following private offerings:

- In March and April 1997, we issued 444,445 shares of Class A stock for gross proceeds of $1.5 million.

- In November 1997, we issued 545,454 shares of common stock for gross proceeds of $1.5 million. In January and February 1998, we issued an additional 545,454 shares of common stock for an additional $1.5 million to the same investors.

- In September 1998, we issued 550,000 shares of common stock for gross proceeds of $550,000.

     We raised this money to satisfy our working capital needs and to ensure our continued quotation on the Nasdaq system. Although we generally issued the shares at prices that were at or near market price, the issuance of the shares has resulted in a large concentration of our securities with a limited number of investors. Although we would prefer to raise additional equity in the future, if needed, through the public offering of our securities, we may be required to raise funds privately again to meet our working capital needs or Nasdaq requirements.

A SIGNIFICANT PERCENTAGE OF OUR COMMON STOCK IS HELD BY A FEW SHAREHOLDERS THAT HAVE THE POWER TO EXERCISE CONTROL OVER OUR BOARD OF DIRECTORS.

     FAMCO II LLC, a limited liability company, is the beneficial owner of 2,163,636 shares of our common stock, including 1,500,000 shares issuable upon the conversion of Class A stock. This is equal to 30.4% of our voting
securities.   Family Financial Strategies, Inc. manages FAMCO II, and John
Wunsch, a director of MedGraphics is the Chief Executive Officer of Family Financial Strategies, Inc. In addition, Heartland Advisers, Inc. controls 680,700 shares of our common stock, or 9.6% of our voting shares. Austin W. Marxe, who is associated with the Special Situations selling shareholders named in this prospectus, controls 727,272 or 10.2 % of our voting securities. These shareholders acting together have the ability to potentially exercise control over our board of directors.

SALE OF A LARGE NUMBER OF SHARES BEING REGISTERED THROUGH THIS PROSPECTUS CAN AFFECT THE PRICE OF OUR COMMON STOCK.

     The five selling shareholders named in this prospectus own shares equivalent to 3,140,908 shares of common stock, including Class A stock convertible into 1,500,000 shares of common stock. Sales of any significant amount of this stock could adversely affect the price of our common stock.

OUR SMALL MARKET CAPITALIZATION MAY RESULT IN VOLATILITY IN THE PRICE OF OUR COMMON STOCK.

     We have approximately 5.6 million shares of common stock outstanding and an additional 1,500,000 shares of common stock issuable upon the conversion of outstanding Class A stock. The number of our shares outstanding is smaller than most other publicly traded companies. As a result, the purchase or sale of relatively small amounts of our stock could result in volatility in our stock.

IF OUR STOCK PRICE FAILS TO REMAIN AT OR ABOVE $1.00 PER SHARE, WE MAY BE DELISTED FROM THE NASDAQ SMALL CAP MARKET

     Under the rules of the Nasdaq SmallCap Market, the price of our stock must remain at or above $1.00. From time to time, our stock has traded at a price less than a $1.00. If the price of our stock remains less than $1.00 for an extended period of time, Nasdaq could delist our stock from the Nasdaq SmallCap Market and we would trade in the over-the-counter market or through the Nasdaq OTC Bulletin board. This might have an adverse effect on the liquidity of our securities and our ability to raise money in the future.

OUR CLASS A STOCK AND ONE OF OUR WARRANTS HAVE ANTIDILUTION FEATURES THAT COULD DILUTE THE SHARE OWNERSHIP OF OUR EXISTING SHAREHOLDERS IN THE FUTURE.

     The Class A stock issued by us in March and April 1997 includes antidilution features. Under the terms of the Class A stock, if we issue securities at a price less than the conversion price of the Class A stock, then the price at which the Class A stock is convertible into common stock is lowered to the issuance price.

     As a result of our September 1998 issuance of 550,000 shares of common stock at $1.00 per shares, the conversion provisions of the Class A stock were adjusted so that the Class A stock became convertible into common stock at a price of $1.00 per share. This increased the number of shares issuable on conversion of the Class A stock from 666,666 to 1,500,000.

     In addition, a warrant we issued to a bank contains similar antidilution features. As a result of the September 1998 issuance, the warrant increased from a warrant to purchase 93,750 share at a price of $2.25 to a warrant to
purchase 210,937 shares at a price of $1.00.    In the event we issue equity
securities in the future at a price less than $1.00 per share, unless waived, the antidilution provisions of the Class A stock and the warrant would result in the conversion prices being lowered to the price at which we issued the common stock without any additional payment on the part of the holders. This would dilute our other existing shareholders' ownership.

                                 RECENT DEVELOPMENTS



YEAR 2000

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Our computer equipment, software, devices and products with imbedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. A detailed description of our Year 2000 state of readiness, costs to address the Year 2000 issue, risks of the Year 2000 issue and our Contingency Plan are contained in our Form 10-KSB for the year ended December 31, 1998.

                                   USE OF PROCEEDS

     MedGraphics will not receive any proceeds from sales of the shares by the selling shareholders.

                                SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of MedGraphics common stock by the selling shareholders as of April 17, 1999.



                 NAME                      NUMBER OF SHARES      MAXIMUM NUMBER OF   SHARES TO BE BENEFICIALLY
                 ----                      BENEFICIALLY OWNED    SHARES TO BE SOLD   OWNED AFTER THE OFFERING
                                           PRIOR TO OFFERING     -----------------   ------------------------
                                           -----------------

                                           NUMBER      PERCENT                       NUMBER       PERCENT
                                           ------      -------                       ------       -------
 FAMCO II LLC                             2,163,636      30.4        2,163,636          -0-          *
 600 South Highway 169, Suite 850
 St. Louis Park, MN 55426

 Compumedics Sleep Pty Ltd                 250,000        3.5         250,000           -0-          *
 ACN 006854 897
 1 Marine Parade
 Abbotsford, VIC 3067
 Australia

 Special Situations Fund III, L.P.         272,727        3.8         272,727           -0-          *
 153 East 53rd Street, 51st Floor
 New York, NY 10022

 Special Situations Private Equity         363,636        5.1         363,636           -0-          *
 Fund L.P.
 153 East 53rd Street, 51st Floor
 New York, NY 10022

 Special Situations Cayman Fund L.P.        90,909        1.3          90,909           -0-          *
 153 East 53rd Street, 51st Floor
 New York, NY 10022


- FAMCO is managed by Family Financial Strategies, Inc., of which John Wunsch, a director of MedGraphics, is the Chief Executive Officer. As a result of this affiliation, Mr. Wunsch may be deemed to beneficially own all shares owned by FAMCO and may be deemed to hold shared voting and investment power with respect to such shares owned by FAMCO. The FAMCO share totals include 1,500,000 shares of common stock issuable upon conversion of Class A stock purchased in a private placement on March 31, 1997 and April 15, 1997; 363,636 shares purchased in November 1997 and February 1998; and 300,000 shares purchased in September 1998.

- Austin W. Marxe is the principal owner and President of AWM Investment Company, Inc. AWM is the sole general partner of MGP Advisers L.P., a registered investment adviser. MGP Advisers, Inc. is a general partner of and investment adviser to Special Situations III, L.P. AWM is also a registered investment adviser and general partner of Special Situations Cayman Fund L.P. This disclosure is based on a Schedule 13G/A's, filed with the SEC on January 8, 1999.


*    Indicates less than one percent.

                                 PLAN OF DISTRIBUTION

     The selling shareholders may offer their shares at various times in one or more of the following transactions:

-    on the Nasdaq SmallCap Market, where our common stock is listed;

-    in the over-the-counter market;

- in transactions other than on such exchanges or in the over-the-counter market;

-    in connection with short sales of the shares;

-    by pledge to secure debts and other obligations;

- in connection with the writing of non-traded and call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

-    in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

                             DESCRIPTION OF SECURITIES

     COMMON STOCK.  We have one class of capital stock registered pursuant to
Section 12 of the Securities Exchange Act of 1934, common stock, $.05 par value. We are authorized to issue up to 9,500,000 shares of common stock. No share of common stock is entitled to preference over any other share, and each share is equal to any other share in all respects. Holders are entitled to one vote for each share held of record at each meeting of shareholders. In any distribution of capital assets, whether voluntary or involuntary, holders are entitled to receive pro rata the assets remaining after creditors have been paid in full. Holders of common stock have no preemptive rights. The outstanding shares are, and the common stock offered hereby upon payment therefore will be, fully paid and nonassessable.

     CUMULATIVE VOTING. There is no cumulative voting for the election of directors. Accordingly, the owners of a majority of shares of common stock outstanding may elect all of the directors, if they choose to do so, and the owners of the balance of such shares will not be able to elect any directors.

     DIVIDEND POLICY. MedGraphics has adopted the policy of retaining all of its earnings to finance the growth of its business and, accordingly, does not anticipate payment of any dividends in the foreseeable future. In addition, covenants with our bank limit our payment of dividends.

     CLASS A STOCK. Our Class A stock has a liquidation preference of $3.375 per share. Each Class A share is currently convertible into 3.375 shares of common stock and has voting rights equal to the common stock into which it is convertible. As a result, the 444,445 shares are convertible into 1,500,000 shares of common stock, which would be equal to 21.1% of MedGraphics common stock after the conversation.

                                    LEGAL MATTERS

     Our outside general counsel, Lindquist & Vennum P.L.L.P. of Minneapolis, Minnesota, will issue an opinion about the legality of the shares for us and the selling shareholders.

                                       EXPERTS

     The financial statements incorporated in this prospectus by reference from MedGraphics 1998 Annual Report on Form 10-KSB have been audited by Deloitte & Touche LLP, independent public accountants as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as an expert in accounting and auditing.

                                   INDEMNIFICATION

     MedGraphics Articles of Incorporation eliminate or limit certain liabilities of its directors and MedGraphics Bylaws provide for indemnification of directors, officers and employees of MedGraphics in certain instances. Insofar as exculpation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling MedGraphics pursuant to the foregoing provisions, MedGraphics has been informed that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at www.medgraphics.com or at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares. This prospectus is part of registration statements we filed with the SEC (Registration Nos. 333-32467, 333-41721 and 333-67353).

-    Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998;

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Chief Financial Officer
     Medical Graphics Corporation
     350 Oak Grove Parkway
     Saint Paul, MN 55127
     (651) 484-4874

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14:  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION



     SEC registration fee. . . . . . . . . . . . . . . . .          313.00
     Accounting fees and expenses. . . . . . . . . . . . .       10,000.00
     Legal fees and expenses . . . . . . . . . . . . . . .       10,000.00
     Miscellaneous . . . . . . . . . . . . . . . . . . . .        4,687.00
                                                                 ---------
       Total . . . . . . . . . . . . . . . . . . . . . . .       25,000.00



     Except for the SEC fee, all of the foregoing expenses have been estimated.

ITEM 15:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 302A.521 of the Minnesota Statutes requires, among other things, the indemnification of persons made or threatened to be made a party to a proceeding by reason of acts or omissions performed in their official capacity as an officer, director, employee or agent of the corporation against judgments, penalties and fines (including attorneys' fees) if such person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of the corporation, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment by the corporation, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

     MedGraphics Articles of Incorporation and Bylaws provide for the indemnification of its directors, officers, employees, and agents in accordance with, and to the fullest extent permitted by, the provisions of the Minnesota Business Corporation Act, as amended from time to time.


ITEM 16.  EXHIBITS


Exhibit No.    Description
--------------------------
5.1            Opinion and Consent of Lindquist & Vennum P.L.L.P., counsel to the Company(1)
23.1           Consent of Lindquist & Vennum P.L.L.P. (see Exhibit 5.1 above)
23.2           Consent of Deloitte & Touche LLP, independent public accountants
24.1           Powers of Attorney(1)
(1)            Previously filed



ITEM 17.  UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Form S-3 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on the 26th day of April, 1999.

                              MEDICAL GRAPHICS CORPORATION


                              By   /s/ Richard E. Jahnke
                                 -----------------------------------------------
                                      Richard E. Jahnke, President and
                                      Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on April 26, 1999.

SIGNATURE

  /s/ Richard E. Jahnke
---------------------------------
Richard E. Jahnke, President,
Chief Executive Officer
(Principal Executive Officer) and Director

  /s/ Dale H. Johnson
---------------------------------
Dale H. Johnson, Chief Financial
Officer (Principal Financial
Officer)

* /s/ Mark W. Sheffert
---------------------------------
Mark W. Sheffert, Chairman

* /s/ Anthony J. Adducci
---------------------------------
Anthony J. Adducci, Director

* /s/ Gerald T. Knight
---------------------------------
Gerald T. Knight, Director

* /s/ W. Edward McConaghay
---------------------------------
W. Edward McConaghay, Director

* /s/ Donald C. Wegmiller
---------------------------------
Donald C. Wegmiller, Director

* /s/ John C. Penn
---------------------------------
John C. Penn, Director

* /s/ John D. Wunsch
---------------------------------
John D. Wunsch, Director

     * /s/Richard E. Jahnke
     ----------------------------------------
     By Richard E. Jahnke
     by Power of Attorney





















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